PIMCO Capital Solutions BDC Corp

Schedule of Investments

June 30, 2022

(in thousands)

(Unaudited)

Investments	Refernce Rate and Spread	Interest Rate	Maturity Date	Par Amount	Cost	Fair Value	Percentage of Fair Value

United States
Bank Loan Obligations
Consumer, Cyclical
AP Core Holdings II, LLC Term B-1 Loan (First Lien)	LIBOR + 5.500%	7.166%	09/01/2027	$3,782	$3,725	$3,588	2.49%
AP Core Holdings II, LLC Term B-2 Loan (First Lien)	LIBOR + 5.500%	7.166%	09/01/2027	3,458	3,406	3,267	2.26%
Caesars Resort Collection, LLC Term B Loan	LIBOR + 2.750%	4.416%	12/23/2024	5,852	5,740	5,669	3.94%
LBM Acquisition, LLC Initial Term Loan (First Lien)	LIBOR + 3.750%	5.416%	12/17/2027	4,748	4,701	3,964	2.76%
LEAF Home Solutions Note PIK	N/A	12.000%	02/26/2027	27,066	26,859	26,982	18.76%
PLNTF Holdings, LLC Initial Term Loan	LIBOR + 8.000%	10.096%	03/22/2026	11,287	11,062	10,977	7.63%
Rising Tide Holdings, Inc. Initial Term Loan (First Lien)	LIBOR + 4.750%	6.416%	06/01/2028	9,900	9,801	8,786	6.11%
Victoria's Secret & Co. Initial Term Loan (First Lien)	LIBOR + 3.250%	4.536%	08/02/2028	2,923	2,894	2,799	1.95%

					68,188	66,032	45.90%

Consumer, Non-Cyclical
Milano Acquisition Corp. Term B Loan (First Lien)	LIBOR + 4.000%	6.250%	10/01/2027	4,925	4,876	4,648	3.23%
U.S. Renal Care, Inc. Initial Term Loan	LIBOR + 5.000%	6.688%	06/26/2026	1,901	1,863	1,321	0.92%

					6,739	5,969	4.15%

Corporate
TMX Finance LLC Loan	LIBOR + 6.750%	7.820%	12/27/2022	11,000	10,931	11,000	7.64%

					10,931	11,000	7.64%

Industrials
Altar BidCo, Inc. Initial Term Loan (Second Lien)	SOFR + 5.600%	6.342%	02/01/2030	2,900	2,872	2,726	1.89%
Cornerstone Building Brands, Inc. Tranche B Term Loan	LIBOR + 3.250%	4.574%	04/12/2028	4,860	4,799	4,131	2.87%
KKR Apple Bidco, LLC Initial Term Loan (Second Lien)	LIBOR + 5.750%	7.416%	09/21/2029	1,200	1,194	1,152	0.80%
Mavenir Systems, Inc. Initial Term Loan	LIBOR + 4.750%	6.205%	08/18/2028	9,975	9,876	9,377	6.52%
Peraton Corp. Term B Loan (First Lien)	LIBOR + 3.750%	5.416%	02/01/2028	3,103	3,087	2,932	2.04%
Rising Tide Holdings, Inc. Initial Term Loan (Second Lien)	LIBOR + 8.250%	9.916%	06/01/2029	15,000	14,775	13,875	9.64%

					36,603	34,193	23.76%

Total Bank Loan Obligations					122,461	117,194	81.45%

Corporate Bonds
Rivian Holdings/Auto LLC 144A	LIBOR + 5.625%	7.177%	10/15/2026	28,601	28,101	26,670	18.55%

Total Corporate Bonds					28,101	26,670	18.55%

Total Investments					$150,562	$143,864	100.00%